Exhibit 99.1

MultiSensor AI Holdings, Inc. Announces Pricing of $14 Million Private Placement

Houston, TX, October 24, 2025 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (“MSAI,” “we,” “our” or the “Company”), a pioneer in AI-powered industrial condition-based maintenance and process control solutions, today announced that it has executed a securities purchase agreement to raise gross proceeds of approximately $14.0 million, before deducting placement agent fees and offering expenses, in a private placement of common stock and warrants anchored by 325 Capital, LLC and including other existing and new investors. The initial closing of the offering, representing gross proceeds of approximately $2.8 million, is expected to close on October 27, 2025, subject to satisfaction of customary closing conditions. The balance of the offering is expected to close in December 2025, subject to receipt of requisite stockholder approval.

The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, including driving strategic growth initiatives and continuing to advance the development of the MSAI Connect platform.

“The reaffirmed commitment from our investors reinforces our strategic vision and validates the progress we continue to make,” said Asim Akram, Chief Executive Officer and President. “We remain focused on disciplined execution, operational excellence, and delivering sustainable long-term value for our shareholders.”

Roth Capital Partners, LLC is acting as the sole placement agent in the offering.

The securities purchase agreement provides for the private offer and sale of an aggregate of 34,229,826, shares of the Company’s common stock and warrants to purchase an aggregate of 68,459,652 shares of common stock or common stock equivalents at an offering price of $0.409 per share and accompanying warrants. The warrants are not exercisable unless and until approved by the Company’s stockholders and have a seven-year term and an exercise price of $0.409 per share of common stock or common stock equivalent, subject to adjustment following a reverse stock split.

The common stock, along with the accompanying warrants, are being offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Accordingly, the common stock, warrants and underlying shares of common stock and common stock equivalents may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable in the private placement as well as the shares of common stock and common stock equivalents issuable upon exercise of the warrants issued in connection with the private placement.

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MultiSensor AI Holdings, Inc.

MultiSensor AI builds and deploys intelligent multi-sensing platforms incorporating edge and cloud software solutions that leverage artificial intelligence. MSAI's integrated solutions utilize data generated from an array of sensors and sensor modalities including high-resolution thermal imagers, visible and acoustic imagers, as well as vibration and laser spectroscopy sensors, to protect customers' most critical assets. MSAI's platform combines condition-based monitoring data with proprietary edge and cloud software to generate actionable insights that, we believe, minimize unplanned downtime, reduce maintenance costs, prevent hazards, and extend asset life.

About 325 Capital, LLC

325 Capital is a long-term, significant, minority owner of high-quality, small, public companies. 325 Capital strives to constructively partner with management teams and boards that are committed to driving long-term, fundamental value. As lead shareholders, 325 Capital supports its portfolio by working from deeply researched facts, acting as discrete advisors or constructive board members, providing access to a network of relationships, and providing direct growth capital. The team at 325 Capital has worked together for more than 20 years developing this approach, strategy, and process and values facts, transparency, alignment, and partnership.

MSAI Contact:
E-mail: ir@multisensorai.com
Website: www.multisensorai.com

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "plan," "will," "would" or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our ability to close the offering, the intended use of proceeds of the offering, our planned expansion across the United States, management's expectations regarding its strategic priorities and objectives, product development, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including those identified in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in the Company's other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.